Exhibit 10.1
February 4, 2008
Douglas F. Smith
204 Crossroads Lane
Rochester, New York 14612
Re: General Release and Special Severance Payment
Dear Mr. Smith:
This letter sets forth the terms and conditions under which Veramark will provide special termination benefits in consideration for your releasing Veramark from any employment related claims as set forth below.
In consideration of the releases and representations made by you in this letter agreement, Veramark will pay you severance in an amount equal to $56,000.00 which shall be payable in one lump sum on or before the later of: (1) the first company payroll date after the eighth day after you have signed and not revoked this agreement, or (2) February 29, 2008. Veramark may retain FICA and other appropriate withholding taxes from amounts due under this agreement. In addition, Veramark will continue to pay for the standard medical insurance plan (currently Blue Cross ForeFront) and the standard dental insurance plan offered through Veramark until the earlier of (i) April 25, 2009, or (ii) you become eligible for medical and dental benefits through another employer. You agree to promptly notify Veramark if you become eligible for medical or dental benefits through another employer. Veramark will withdraw this offer if you have not executed this letter agreement within twenty-two days of receipt of this letter.
Your last date of employment with Veramark shall be February 8, 2008 (“Employment Termination Date”). Veramark will pay you your accrued unused vacation pay within thirty (30) days of the Employment Termination Date. Except as specifically provided in this Agreement, all other employee benefits shall be discontinued as of the Employment Termination Date, and you shall not be entitled to any other compensation, bonuses, payment for non-vacation accrued time off or other perquisites from Veramark.
In consideration of the receipt of the above specified special benefits, you hereby release, and agree not to sue, Veramark, or any of its principals, officers, agents or employees, with respect to any claim, whether known or unknown, which you have, or may have, related to your employment with Veramark or separation from employment, including all claims for wages, holiday pay, vacation pay, sick pay, or any other benefit; all claims of unlawful discrimination on account of sex, race, age, disability, veteran’s status, national origin, religion, marital status, sexual orientation, or genetic predisposition or carrier status; all claims based upon any federal, state or local equal employment opportunity law, including Title VII of the Civil Rights Act of 1964, as amended, the New York State Human Rights Law, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, and the all claims for violation of the
Veramark Technologies, Inc. • www.veramark.com
Corporate: 3750 Monroe Avenue • Pittsford, NY 14534 • Tel: 585.381.6000 • Fax: 585.383.6800
Westlake Office: 200 N. Westlake Blvd. • Suite 200 • Thousand Oaks, CA 91362 • Tel: 805.497.2226 • Fax: 805.497.4157

Employee Retirement Income Security Act of 1974; all claims for violation of any agreement or representation, express or implied, made prior to or simultaneously with this agreement; and all claims based upon wrongful termination of employment and similar or related claims.
You agree that the terms of this agreement are and shall remain strictly confidential and shall not be disclosed to any other party, other than to your attorney or other advisor, for the purposes of considering whether to sign this agreement. You further agree not to criticize Veramark or otherwise speak of Veramark or its principals, officers, employees or agents, in any unflattering way to anyone, including current or former Veramark employees, and will respond to any inquiry relating to your employment with or separation from employment by saying only that you were treated fairly by Veramark. You also agree to keep confidential all of Veramark’s confidential information about its business. Provided you direct any prospective employers to contact Renee Peters, Veramark agrees, consistent with its policy, to limit its response to confirmation of position held, the dates of your employment, and your salary at the time of departure. Except as may be required by law, Veramark further agrees that no information regarding your employment will be released from your personnel file without your express written approval and a memo to this effect will be placed conspicuously in your file in order to prevent unapproved disclosure.
You have or will return to Veramark all company property, including keys, credit cards, electronic devices, files (in written or computer form), etc.
You and Veramark agree that neither this letter nor the furnishing of the consideration hereunder shall be deemed or construed at any time for any purpose as an admission by Veramark of any liability or unlawful conduct of any kind.
By signing this agreement you expressly acknowledge and agree that: (a) you have read and fully understand the terms of this agreement; (b) you understand that this agreement constitutes a full, final and binding settlement of all matters covered by this agreement and that this agreement constitutes a release of all claims, known and unknown, which relate to your employment or separation from employment including, without limitation, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (c) the payments and benefits described above are significantly more valuable than any payments or benefits you would otherwise be entitled to receive; (d) you have been advised to consult an attorney prior to signing this agreement; (e) you have had adequate opportunity to request and have received all information you need to understand this agreement and have been offered sufficient time, that is, at least twenty-one (21) days, to consider whether to sign this agreement; and (f) you have knowingly and voluntarily entered this agreement, without any duress, coercion or undue influence by anyone. You agree that any revisions to this agreement made after you first received it will not restart the 21-day consideration period.
You and Veramark agree that this agreement, together with the Veramark confidential information/non-competition agreement, which is incorporated into this agreement by this
Veramark Technologies, Inc. • www.veramark.com
Corporate: 3750 Monroe Avenue • Pittsford, NY 14534 • Tel: 585.381.6000 • Fax: 585.383.6800
Westlake Office: 200 N. Westlake Blvd. • Suite 200 • Thousand Oaks, CA 91362 • Tel: 805.497.2226 • Fax: 805.497.4157

reference, contains the complete agreement between you and Veramark and that there are no other agreements or representations relating in any way to the subject matter of this agreement.
This agreement will become effective on the seventh day after you sign it. During the seven (7) days after you sign this agreement, you may revoke it by giving written notice to Veramark, in which event this agreement will not go into effect.

ACCEPTED AND AGREED:	Veramark Technologies, Inc.

/s/ Douglas F. Smith	/s/ Anthony C. Mazzullo

Douglas F. Smith	By: Anthony C. Mazzullo President & CEO

Date: 2/4/2008
Veramark Technologies, Inc. • www.veramark.com
Corporate: 3750 Monroe Avenue • Pittsford, NY 14534 • Tel: 585.381.6000 • Fax: 585.383.6800
Westlake Office: 200 N. Westlake Blvd. • Suite 200 • Thousand Oaks, CA 91362 • Tel: 805.497.2226 • Fax: 805.497.4157